Exhibit 10.21

Director Compensation Arrangements

In May 2010, the Board of Directors of Radiant Systems, Inc. (the “Company”) approved the following compensation package for the non-employee members of the Board of Directors and its committees.

Cash Compensation

Each non-employee director of the Company will be paid an annual retainer of $35,000. A $15,000 annual retainer will be paid to the Audit Committee Chairman, a $10,000 annual retainer will be paid to the Compensation Committee Chairman and a $5,000 annual retainer will be paid to the Chairman of any other committee. An annual retainer of $10,000 will be paid to the Audit Committee members (other than the Chairman) and an annual retainer of $5,000 will be paid to the Compensation Committee members (other than the Chairman). All annual cash retainers shall be paid quarterly.

Equity Awards

Non-employee directors receive an annual equity grant with a total grant value of $100,000, with 50% of such value awarded in the form of shares of restricted stock and 50% of such value awarded in the form of non-qualified stock options, on the last business day of the fiscal year. The restricted common stock and options vest fully on the sixth month anniversary of the date of grant.

The respective number of shares subject to non-qualified stock options awarded will be determined based on the net present value for the non-qualified stock options using the average closing price of the Company’s common stock for the 30-calendar days up to and including the date of grant. The options expire, if not previously exercised or terminated, seven years from the date of grant, and shall have an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant.

The respective number of shares of restricted stock awarded will be determined based on the average closing price of the Company’s common stock for the 30-calendar days up to and including the date of grant.

New Directors

New non-employee directors of the Company receive a one-time grant of an option to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the stock on the date of grant, which options vest over a period of three years and expire, unless previously exercised or terminated, seven years from the date of grant.